MASTER LEASE AGREEMENT


THIS MASTER LEASE AGREEMENT ("Lease") is made and entered into by and between EDJ LEASING CO., a Missouri limited partnership, hereinafter referred to as "Landlord" and EDWARD D. JONES & CO., a Missouri limited partnership, hereinafter referred to as "Tenant".

WITNESSETH:

1.  Premises and Term.

In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms,provisions and covenants hereof, Landlord hereby demises and leases to Tenant and Tenant hereby accepts and leases from Landlord certain Premises situated in Des Peres, Missouri, and more particularly described on Exhibit "A" attached hereto and incorporated herein by reference, together with all rights, privileges, easements, appurtenances and immunities belonging to or in any way pertaining to the Premises and together with the buildings and other improvements situated upon said Premises (said real property, buildings and improvements hereinafter referred to as the "Premises").

Landlord hereby assigns to Tenant and Tenant hereby assumes and agrees to take the Premises subject to all existing Tenant leases in the Premises (collectively referred to as "Space Leases") and Landlord shall simultaneously with the execution of this Lease, deliver to Tenant the original copies of all Space Leases and Tenant shall have the right to collect all rents and charges arising therefrom. Landlord hereby transfers to Tenant all security deposits for all Space Leases and Tenant agrees to assume the Landlord's duties and liabilities arising under the Space Leases from and after the date hereof.

TO HAVE AND TO HOLD the same for a term commencing and ending as described on Exhibit "B". Tenant acknowledges that it has inspected and accepts the Premises, and specifically the buildings and improvements comprising the same, in their present condition as suitable for the purpose for which the Premises are leased. Taking of possession by Tenant shall be deemed conclusively to establish that said buildings and other improvements are in good and satisfactory condition as of when possession was taken. Tenant further acknowledges that no representations as to the repair of the Premises nor promises to alter, remodel or improve the Premises have been made by Landlord unless such are expressly set forth in this Lease.

2.  Rent.

Tenant agrees to pay to Landlord rent for the Premises, in advance, without demand, deduction or set-off, for the entire term hereof as set forth on Exhibit "B". An $132,500.00 installment shall be due and payable on the date hereof ("Commencement Date") and a like $132,500.00 installment shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date recited above during the hereby demised term, except that the rental payment for any fractional month at the commencement or end of the Lease period shall be prorated.

3.  Use and Governmental Compliance.

The demised Premises may be used for any lawful purpose. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon or connected with, the Premises, all at Tenant's sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the building in which the Premises are situated or unreasonably interfere with their use of their respective Premises. Without Landlord's prior written consent, Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) that would render the insurance thereon void or the insurance risk more hazardous.

4.  Taxes.

A. Tenant agrees to pay as additional rental, before they become delinquent, all taxes, assessments and governmental charges of any kind and nature whatsoever (hereinafter collectively referred to as "taxes") lawfully levied or assessed against the building and the grounds, parking areas, driveways and alleys around the building.

B. Tenant shall have the right to employ at Tenant's expense, a tax consulting firm to attempt to assure a fair tax burden on the building and grounds within the applicable taxing jurisdiction.

C. Tenant shall have the right to contest the amount or validity of any tax by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving Tenant of its covenant to pay any such tax. Landlord shall join in any such proceeding to the extent necessary to permit Tenant to properly prosecute the same, provided, however, that Landlord shall not be subjected to any such proceeding brought by Tenant, and Tenant hereby covenants to defend, indemnify and hold Landlord harmless from any such costs or expenses.

D. Any payment to be made pursuant to this Section 4 with respect to the real estate tax year in which this Lease commences or terminates shall be prorated.

E. Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance, succession, capital levy or transfer tax of Landlord, of any income, excess profits or revenue tax or any other tax, assessment, charge or levy upon the rent payable by Tenant under this Lease.

5.  Tenant's Repairs.

A. Tenant shall promptly make all necessary repairs and replacements to the Premises at Tenant's own cost and expense, including but not limited to, the roof, exterior walls, foundation, structural components, windows, glass and plate glass, doors, any special office entry, interior walls and finish work, floors and floor covering, downspouts, gutters, heating and air conditioning systems, dock boards, truck doors, dock bumpers, paving, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris, regular mowing of any grass, trimming, weed removal and general landscape maintenance, including rail spur areas, keeping the parking areas, driveways, alleys and the whole of the Premises in a clean and sanitary condition and Tenant shall be responsible for all management services for the Premises. Tenant may hire a reputable, established property manager acceptable to Landlord.

B. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.

C. The Premises constitute a portion of a multiple occupancy Real Property and accordingly Tenant and its employees, customers and licensees shall have the non-exclusive right to use all of the parking areas and drives described in Exhibit A,subject to such reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other tenants. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties. Further, in multiple occupancy buildings, Landlord reserves the right to perform the paving and landscape maintenance, exterior painting and common sewage line plumbing that are otherwise Tenant's obligations under subsection A above, and Tenant shall, in lieu of the obligations set forth under subsection A above with respect to such items, be liable for its proportionate share of the cost and expense of the care of the common areas of the Real Property, including but not limited to the mowing of grass, care of shrubs, general landscaping, maintenance of parking areas, driveways and alleys, exterior repainting and common sewage line plumbing; provided, however, that Landlord shall have the right to require Tenant to pay such other reasonable proportion of said mowing, shrub care and general landscaping costs as may be determined by Landlord in its reasonable discretion. Tenant shall pay when due its share, determined as aforesaid, of such costs and expenses along with the other tenants of the Real Property to Landlord upon demand, as additional rent for the amount of its share as aforesaid of such costs and expenses in the event Landlord elects to perform or cause to be performed such work.

D. Landlord shall, and hereby does, assign to Tenant all warranties and guarantees involving the Premises or its components available to the Landlord from any contractors, subcontractors, materialmen and suppliers involved in the construction of the Premises.

6.  Alterations.

A. Tenant may, at Tenant's sole expense, make any and all alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations) without the prior consent of Landlord (all referred to as "Alterations"); provided that no Alteration shall at any time be made which (1) shall impair the structural soundness or diminish the value of the Buildings or the Premises, or (2) shall cause any default under the Deed of Trust described on Exhibit B, affecting the Premises, said Deed of Trust hereinafter referred to as "Mortgage".

B. Except as provided in subsection C, all Alterations made on or to the Premises by or on behalf of Tenant and in existence upon the termination of this Lease shall immediately upon such termination be and become the property of Landlord without payment therefor by Landlord.

C. All machinery and equipment, trade fixtures, movable partitions, furniture, machinery and furnishings installed by Tenant or subtenants or licensees of Tenant (in this Subsection collectively referred to as "owner") shall remain the property of the owner thereof with the right of removal, whether or not affixed and/or attached to the real estate and the owner thereof shall be entitled to remove the same or any part thereof during the term or at the end of the term provided herein, or if the term shall end prior to the date specifically fixed for such termination, then within a reasonable time thereafter.

D. Tenant shall indemnify and hold Landlord harmless against any and all costs and expenses which Tenant may incur in connection with any construction of any Alterations effected by Tenant or subtenants and licensees of Tenant on or at the Premises. All such work shall be done in a good and workmanlike manner in compliance with all applicable building, zoning and/or other laws, ordinances, governmental regulations or requirements.

7.  Inspections.

Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises. During the period that is three months prior to the end of the term hereof, Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises and shall have the right to erect on the Premises a suitable sign indicating the Premises are available. Tenant shall give written notice to Landlord at least 45 days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant's failure to give such notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

8.  Utilities.

Tenant shall pay for all sewer, water, gas, electricity, telephone, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion as determined by Landlord of all charges jointly metered with other premises under the Space Leases. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises.

9.  Subletting.

Tenant shall have the right to sublet the whole or any part of the Premises without the prior consent of Landlord but subject to the lender's rights pursuant to the Mortgage. But no such sublease shall release the Tenant of its obligations.

10.  Fire, Casualty and Liability Insurance.

A. All fire, casualty and liability insurance shall be maintained in compliance with the Mortgage. All costs and payments incurred as a result of maintaining said insurance shall be borne by the Tenant.

B. Landlord may with Tenant's consent, procure and maintain the insurance coverages described above and may do so by way of blanket insurance policies, subject to 10A. above. In such event, Tenant agrees to pay to Landlord, as additional rental, Tenant's full proportionate share of such insurance cost. Said payments shall be made to Landlord within 10 days after presentation to Tenant of Landlord's statement setting forth the amount due. Any payment to be made pursuant to this Subsection with respect to the year in which this Lease commences or terminates shall bear the same ratio to the payment that would be required to be made for the full year as the part of such year covered by the term of this Lease bears to a full year.

11.  Liability and Indemnity.

A. Landlord shall not be liable to Tenant or Tenant's employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises, resulting from and/or caused in part or whole by the negligence or misconduct of Tenant, its agents, servants or employees, or of any other person entering upon the Premises, including claims arising from a lack of or insufficient security to protect invitees of the Premises from the criminal acts of third parties, or caused by the buildings and improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, or due to any cause whatsoever, and Tenant hereby covenants and agrees that it will at all times indemnify and hold safe and harmless the property, Landlord (including without limitation the trustee and beneficiaries if Landlord is a trust), Landlord's agents and employees from any loss, liability, claims, suits, costs, expenses, including without limitation attorneys' fees and damages, both real and alleged, arising out of any such damage or injury; except injury to persons or damage to property the sole cause of which is the negligence of Landlord.

B. Landlord hereby releases Tenant and Tenant hereby releases Landlord from and against any and all claims, demands, liabilities or obligations whatsoever for damage to the Premises or loss of rents or profits of either Landlord or Tenant resulting from or in any way connected with any fire or accident or other casualty whether or not such fire, accident or other casualty shall have been caused by the negligence or contributory negligence of any of Landlord or Tenant or by any agent, associate, employee or invitee of any of them, to the extent that such damage or loss is covered under any insurance policy which at the time of such damage or loss permits waiver of subrogation rights prior to a loss thereunder. Landlord and Tenant agree to use due diligence to obtain any necessary endorsement on any insurance policies in order to obtain the result desired under Section 11.

12.  Damage or Destruction.

A. If the building or improvements situated upon the Premises should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate written notice thereof to Landlord.

B. Except as may be otherwise specifically provided in this section, this Lease shall not be terminated or affected in any way by any damage or destruction to the Premises. In the event of any damage or destruction to the Premises, by fire or other casualty, rent due hereunder shall not be abated in any manner and Tenant (subject to the availability of insurance proceeds and other funds under the provisions of Subsection E hereof) shall diligently proceed to repair any damage or destruction and to rebuild and replace the Premises to the condition in which it existed prior to said damage or destruction. Provided, however, that in the event any amount is paid to Landlord or its mortgagee from any rental insurance policy maintained by Tenant, the amount of rental insurance proceeds payable to landlord or its mortgagee shall be credited against rental payments required to be made by Tenant hereunder and the rent paid by Tenant shall be reduced by such amount.

C. Subject to any contrary provisions of the Mortgage subsequently placed upon the Premises, which shall take precedence over the following clause (but only so long as said Mortgage is in effect), and notwithstanding the foregoing, in the event that 15% or more of the Building is damaged or destroyed during the term of this Lease or any extension, then either party may terminate this Lease by giving the other party written notice of its election to terminate on or before 30 days following the date of such damage or destruction. The effective date of such termination shall be the date of notice provided that a later time may be specified in Tenant's notice of termination to Landlord. Notwithstanding the foregoing, any such election by Landlord to terminate this Lease shall be null and void and of no force or effect if Tenant, within 30 days after receipt of Landlord's notice to so terminate, exercises one or more options to extend the term of this Lease in which event, Tenant shall rebuild and repair pursuant to this Section 12. In the event of such termination, Tenant shall assign all insurance and other proceeds payable as a result of such damage or destruction to the Landlord and Tenant shall have no further rights in any such insurance proceeds (other than those proceeds payable to Tenant as a result of any damage or destruction to any personal property or trade fixtures or machinery or equipment belonging to Tenant and allowed to be removed from the Premises by Tenant under the terms of this Lease) and this Lease shall thereafter terminate and be of no further force or effect.

D. Landlord shall make all insurance proceeds available for repair and rebuilding of the Premises and shall cooperate with Tenant in order to obtain such proceeds from any insurer; provided that Landlord and Tenant shall be subject to the terms and conditions on the availability and use of said insurance proceeds imposed by the holder of any such Mortgage.

E. Subject to any additional requirements, conditions or approvals contained in the Mortgage which shall control as long as said Mortgage is in effect, proceeds of insurance or amounts in lieu thereof paid by Landlord for rebuilding or repair of the Premises shall be paid from time to time as the work progresses subject to the following conditions:

(1)  Tenant shall not be in default under this Lease;

(2) Tenant shall pay the cost of such repairs in excess of the amount of insurance proceeds and deposit the difference between the cost of repairs and amount of insurance proceeds with Landlord so that there are sufficient funds on deposit at all times with Landlord to complete the repairs as certified by an architect approved by Landlord provided that so long as the Mortgage is in effect Tenant shall continue its payment without any reduction for said credit;

(3) Tenant shall provide suitable completion and performance bonds and builder's all-risk insurance;

(4) Such other conditions as would customarily be required by a local construction lender, or are otherwise reasonable.

F. Tenant assumes all risks of any damage to Tenant's property that may occur by reason of water or the bursting or the leakage of any pipes or waste water upon the Premises or from any act of negligence of any other person, or fire or hurricane or other act of God or from any cause whatsoever.

13.  Condemnation.

A. Condemnation means the taking of all or any part of the Premises or possession thereof under the power of eminent domain; or the voluntary sale of all or any part of the Premises to any person having the power of eminent domain, provided that the Premises or a portion thereof is then under the threat of condemnation.

B. Subject to any contrary provisions in the Mortgage which shall control as long as said Mortgage is in effect, if during the term of this Lease, 15% or more of the building on the Premises is taken by condemnation or if the parking spaces on the Premises are reduced by more than 15% as a result of condemnation then at the option of Tenant this Lease shall terminate and the rent shall be abated during the unexpired portion of the term, effective on the date of vesting of title in the condemning authority. The option to terminate in this section must be exercised within 30 days following the date of vesting of title in the condemning authority or shall be deemed to be waived.

C. If during the term of this Lease, less than 15% of the buildings on the Premises are taken by condemnation or parking spaces on the Premises are reduced by 15% or less as a result of condemnation or if Tenant does not elect to terminate this Lease as provided in Section B above, then this Lease shall not terminate, but shall remain in full force and effect and the Tenant (subject to the provisions of Section G hereof) shall reconstruct the Premises to a complete architectural unit.

D. If all or any portion of the Premises is taken by condemnation for a limited period of time, this Lease shall not terminate and Tenant shall continue to perform its obligations hereunder, including but not limited to the payment of rent, as though such taking had not occurred except to the extent that it may be prevented from so doing pursuant to the terms of the order of the authority which made the condemnation. In the event of such a temporary taking, Tenant shall be entitled to the entire award made for such taking (whether paid by way of damages, rent or otherwise), subject to the rights of the Mortgagee, unless the period of governmental occupancy extends beyond the termination of the term, in which case the award shall be apportioned between Landlord and Tenant as of the date of such termination, subject to the rights of the Mortgagee.

E. Upon any termination of this Lease as a result of a condemnation, all rent, impositions and charges of all types shall be adjusted and prorated to the date of such termination and all other rights and obligations of the parties hereunder shall cease to accrue after said date except for the distribution of any award or compensation for such taking, and provided that Tenant shall be allowed a reasonable time to remove its property from the Premises.

F. In the event of any condemnation, except as may be specifically provided herein, Tenant shall not be entitled to any part of the award paid for such condemnation and Landlord shall receive the full amount of such award. Notwithstanding the foregoing, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant for Tenant's own right on account of any and all damage to Tenant's business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant's furniture, fixtures, Leasehold improvements and equipment, and for the Leasehold improvements made by Tenant, provided that any compensation therefor shall not reduce the award payable to Landlord.

G. (1) Landlord shall make all condemnation proceeds available for repair and rebuilding of the Premises and shall cooperate with Tenant in order to obtain such proceeds from the condemning authority; provided that Landlord and Tenant shall be subject to the terms and conditions on the availability and use of said condemnation proceeds imposed by the holder of any Mortgage.

(2) In the event that any condemnation proceeds are not available to Tenant for repair and rebuilding of the Premises as a result of any default or action by Landlord or the payment of such proceeds to any holder of a lien or security interest in the Premises (except a lien or security interest made by Tenant) then Tenant may (unless Landlord elects to provide the funds for such repair and rebuilding): (a) cancel this Lease by giving Landlord notice of such election within 30 days following Tenant's demand for payment and in such event no rental shall be payable from and after 60 days after Tenant's demand for payment; or (b) repair and rebuilding the Premises and keep this Lease in full force and effect except that Tenant's base rent as specified in Exhibit B hereof shall be abated until such time as the total amount of abated rent is equal to the amount of condemnation proceeds plus interest (determined by first applying abated rent to interest and then principal) and if the remaining term is not long enough to allow for

Tenant to cover the full amount of the condemnation proceeds plus interest at the rate of 8-1/2 (eight and one-half) percent, and if the remaining term is not long enough to allow for Tenant to cover the full amount of the condemnation proceeds plus interest, then at Tenant's option, the initial term or extended term during which such damage or destruction occurred shall be extended until the total amount plus interest can be recovered, provided that the foregoing provisions of (a) and (b) shall be abated so long as the Mortgage is in effect.

H. Subject to any additional requirements, conditions or approvals contained in the Mortgage which shall control as long as the Mortgage is in effect, condemnation proceeds or amounts in lieu thereof paid by Landlord for rebuilding or repair of the Premises shall be paid from time to time as the work progresses subject to the following conditions:

(1)  Tenant shall not be in default under this Lease;

(2) Tenant shall pay the cost of such repairs in excess of the amount of condemnation proceeds and deposit the difference between the cost of repairs and amount of condemnation proceeds with landlord so that there are sufficient funds on deposit at all times with Landlord to complete the repairs as certified by an architect approved by Landlord and so long as the Mortgage is in effect, Tenant shall continue payments without any reduction for said credit;

(3) Tenant shall provide suitable completion and performance bonds and builder's all-risk insurance;

(4) Such other conditions as would customarily be required by a local construction lender or are otherwise reasonable.

14.  Holding Over.

Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Landlord agrees in writing to the terms of such holding over, the holder-over tenancy shall be subject to termination by Landlord at any time upon not less than 15 days advance written notice, or by Tenant at any time upon not less than 15 days advance written notice and all of the other terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord from time to time upon demand, as rental for the period of any hold over, an amount equal to one and one-half (1-1/2) times the rent in effect on the termination date, computed on a daily basis for each day of the hold-over period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Section 14 shall not be construed as Landlord's consent for Tenant to hold over.

15.  Quiet Enjoyment.

Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. In the event this Lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior Leases. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon payment of the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

16.  Subordination.

This Lease shall be subordinate to the Mortgage.

17.  Events of Default.

The following events shall be deemed to be events of default by Tenant under this Lease:

(a) Tenant shall fail to pay any installation of the rent herein reserved when due, or any payment with respect to taxes hereunder when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of 10 days after written notice thereof from Landlord.

(b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(c) Tenant shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

(d) Tenant shall fail to comply with any terms, provision or covenant of this Lease (other than the foregoing in this Section 17), and shall not cure such failure within 10 days after written notice thereof to Tenant, or, if such failure cannot reasonably be cured within 10 days, then the failure of Tenant to commence to perform the same within 30 days after notice thereof and to thereafter diligently pursue the appropriate action to cure same.

18.  Remedies.

A. Upon the occurrence of any of the events of default described in
Section 17 hereof, Landlord shall have the option, without any notice or demand whatsoever, to enter upon the Premises by force, if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses that Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise.

B. Upon regaining possession of the Premises, Landlord shall utilize reasonable efforts to relet the Premises. Landlord may relet the Premises at such rental and upon such terms as may be reasonably obtained under the circumstances. Landlord is authorized to make all necessary repairs and alterations in or to the Premises for the new lessee and to charge the cost thereof to Tenant. The net amount of rent received by Landlord from such reletting, after deduction of any and all costs and expenses incurred in connection with such repossession and reletting, shall be credited upon Tenant's obligations to Landlord. If the net rent collected by Landlord is not sufficient to pay the full amount of rent, additional rent, damages, attorneys' fees, expenses and other amounts required to be paid by Tenant under this Lease, then Tenant shall pay the amount of such deficiency to Landlord upon demand.

C. In the event Tenant fails to pay any installment of rent hereunder as and when such installment is due, to help defray the additional cost to Landlord for processing such late payments Tenant shall pay to Landlord interest on demand on such installments; and the failure to pay such amount within 10 days after demand therefor shall be an event of default hereunder. The provision for interest shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

D. Any and all of Tenant's property, including, without limitation, machinery, equipment, fixtures, furniture, furnishings, stock and inventory remaining on or in the Premises for more than 30 days after termination of this Lease, shall be conclusively deemed to have been forever abandoned by Tenant, and at the option of Landlord, shall become the sole and absolute property of Landlord. Landlord may handle, remove, store, sell or otherwise dispose of said property, at the cost and expense of tenant and without liability to Landlord.

E. In the event of any default under this Lease by Tenant, Landlord may, after 15 days written notice to Tenant, cure such default for the account and at the expense of Tenant. Any money spent or cost or expenses incurred by Landlord in curing such a default for the account of Tenant shall be deemed additional rental due from Tenant to Landlord, payable upon demand and shall bear interest from the date incurred until paid.

F. If either party should default under the terms of this Lease and such default is not cured in accordance with the terms hereof, the other party shall be entitled to recover from the defaulting party all reasonable costs, charges, expenses and attorneys' fees incurred in connection therewith and in connection with the other party's remedies undertaken on account of such default and any negotiations in regard thereto.

G. Pursuit of the foregoing remedy shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or things done by Landlord or its agents during the term hereby granted shall be deemed a termination of this Lease or any acceptance of surrender of the Premises.

19.  Landlord's Default.

In the event Landlord should become in default in any payments due on any such mortgage described in Section 16 hereof or in the payment of taxes or any other items that might become a lien upon the Premises and that Tenant is not obligated to pay under the terms and provisions of this Lease, Tenant is authorized and empowered after giving Landlord 15 days prior written notice of such default and Landlord's failure to cure such default, to pay any such items for and on behalf of Landlord, and the amount of any item so paid by Tenant for or on behalf of Landlord. In the event Tenant pays any mortgage debt in full, in accordance with this section, it shall, at its election be entitled to the mortgage security by assignment or subrogation.

20.  Mechanic's Liens.

Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.

21.  Notices.

Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing, or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivery of any notices of the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

A. All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth below or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts actually have been received by Landlord, and the Mortgagee, if required by the Mortgage.

B. All notices required to be delivered by Landlord to Tenant hereunder shall be delivered to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

C. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered, whether actually received or not when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.

D. If and when included within the term "Landlord" as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notice and payments to Landlord. If and when included within the term "Tenant", as used in this instrument, here are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included with the terms "Landlord" and "Tenant", respectively, shall be bound by notices given in accordance with the provision of the section to the same effect as if each had received such notice.

22.  Miscellaneous.

A. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural unless the context otherwise requires.

B. The terms, provisions, covenants and conditions contained in this Lease shall apply to,inure to the benefit of, and be binding upon, the parties permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution proof of due authorization by partners, or other appropriate documentation evidence the due authorization of such party to enter into this Lease.

C. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope of intent of this Lease or any provision hereof, or in any way affect the interpretation of this Lease.

D. Tenant agrees from time to time within 30 days after request of Landlord, to deliver to Landlord, or Landlord's designee an estoppel certificate in the form of Exhibit C, attached hereto and made a part hereof by this reference. It is understood and agreed that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of this Lease.

E. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties herein and approved by Landlord's mortgagee, if any.

F. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including without limitation payment obligations with respect to taxes and insurance and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including without limitation all heating and air conditioning systems and equipment herein, in good condition and repair. Tenant also, prior to vacating the Premises, shall pay to Landlord the amount, as estimated by Landlord, of Tenant's obligation hereunder for real estate taxes and insurance premiums for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be. Tenant hereby waives any notice of default and non-payment thereof.

G. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provisions as may be possible and be legal, valid and enforceable.

H. All references in this Lease to "the date hereof" or similar references shall be deemed to refer to the last date on which all parties hereto have executed this Lease.

23.  Notice of Default.

Upon the occurrence of any event of default, Tenant hereby waives any notice or demand whatsoever.

24.  Additional Provisions.

Any additional provisions are set forth on Exhibit "B" attached hereto and incorporated hereby this reference.

25.  Subject to Deed of Trust.

To the extent of any inconsistencies between the terms of this Lease and the terms of the Mortgage, the terms of the Mortgage shall govern and further provided that this Lease shall not be cancelled so long as the Mortgage is in effect.

   EXECUTED AS OF THIS       day of              , 19  .


TENANT:                           LANDLORD:

EDWARD D. JONES & CO., L.P.       EDJ LEASING CO., L.P.

By:  EDJ Holding Company, Inc.,   By:  LHC, Inc., General Partner
     General Partner

     By:                               By:
           Edward Soule                     Edward Soule

           Treasurer                        Treasurer





EXHIBIT A



The Premises are known as 12555 Manchester and are located in Des
Peres, Missouri and consist of the following:

(a) That certain building and improvements containing approximately 397,058 gross square feet and any additions or expansions thereto (all hereinafter referred to as the "Buildings") together with the non-exclusive rights to use all drives, parking areas, sidewalks and other improvements, located on the real property described on Attachment 1 ("Real Property"). The Buildings, drives, parking areas, sidewalks and other improvements are collectively referred to herein as the "Improvements".

(b) All rights, easements and privileges of record, if any, appurtenant to the Real Property, as to which Tenant agrees to be bound and comply.

The foregoing (a) and (b) are herein collectively referred to as the "Premises".



EXHIBIT B

TERM OF LEASE

1. The "Initial Term" of this Lease shall be for a period of 15 years which shall commence on March 9, 1993 ("Commencement Date") and end on April 8, 2008.

2. Tenant shall have the option to extend the term of this Lease under the same terms and conditions (including rent) of this Lease in existence at the time of renewal for two additional, separate and consecutive terms of five years ("Extended Term" or "Extended Terms"). The first five year Extended Term, if exercised, will commence at the expiration of the Initial Term, and each succeeding Extended Term will commence at the expiration of the immediately preceding Extended Term. Failure to exercise any option to extend shall terminate Tenant's option to extend for any subsequent Extended Terms. Landlord agrees to give Tenant notice of Tenant's option to extend at least six months and no more than nine months prior to the expiration of the Initial Term and each Extended Term. Tenant shall exercise its option by giving Landlord notice thereof within three months following the date that Landlord gives Tenant notice of its option to extend.

3. For the purposes of this Lease whenever the word "term" or the phrase "term hereof" or any similar phrase is used in this document, it shall be deemed to include the Initial Term as well as any and all Extended Terms unless a contrary interpretation is clearly expressed.


RENT.

1. For and during the term of this Lease (including any Extended
Term), Tenant agrees to pay to Landlord, at Landlord's address for notices, as set forth herein, or to such other address or such other person as may be directed from time to time by notice to Tenant from Landlord, and without deduction or offset, rent as provided in this Exhibit B.

2. Beginning on the Commencement Date of this Lease and thereafter throughout the term of this Lease including any Extended Term, Tenant shall pay to Landlord annual base rent at the rate of $1,590,000.00 per year payable in equal monthly installments of $132,500.00 on the 1st day of each month during the term of this Lease. Rent for any partial month shall be prorated based on 30 days to the month.


MORTGAGE.

1. The Mortgage referred to in this Lease is that certain Deed of Trust entered into as of March 9, 1993 by and between EDJ Leasing Co., L.P. ("Mortgagor"), Robert C. Graham III Trustee, and Nationwide Life Insurance Company ("Mortgagee").

ATTACHMENT 1


LEGAL DESCRIPTION


The land located in the County of St. Louis, State of Missouri and described as follows:

A tract of land being lot 1 of "Community Federal Subdivision", a subdivision according to the plat thereof recorded in Plat Book 240 page 75 of the St. Louis County Records, in Sections 27 and 34, Township 45 North-Range 5 East, St. Louis County, Missouri and being more particularly described as:

Beginning at the Northwest corner of said Lot 1 of "Community Federal Subdivision"; said point being also the Southwest corner of Lot 2 of said Subdivision; thence Eastwardly and Northwardly along the line dividing Lots 1 and 2 South 89 degrees 17 minutes 50 seconds East 1111.06 feet and North 00 degrees 42 minutes 41 seconds East 10.00 feet to a point in the North line of said Lot 1; thence Eastwardly along said North line of Lot 1 South 89 degrees 15 minutes 08 seconds East 178.36 feet to a point in the West line of Ballas Road as widened; thence Southwardly along said West line of Ballas Road South 00 degrees 42 minutes 41 seconds West 380.81 feet to a point in the North line of property conveyed to Reproco, Inc., as described in the deed recorded in book 6562, page 2239 of the St. Loius County Records; thence along the boundary line of said Reproco, Inc. property North 89 degrees 16 minutes 29 seconds West 288.00 feet, and South 00 degrees 28 minutes 31 seconds West 99.57 feet to a point in the North line of Manchester Road, as widened; thence along the right-of-way line of Manchester Road, as widened, the following courses and distances; North 89 degrees 16 minutes 29 seconds West 178.49 feet, North 88 degrees 18 minutes 59 seconds West 94.01 feet North 30 degrees 34 minutes 38 seconds West 114.69 feet, North 89 degrees 16 minutes 29 seconds West 60.00 feet, South 36 degrees 25 minutes 32 seconds West
117.60 feet, North 89 degrees 16 minutes 29 seconds West 55.47 feet, along a curve to the left whose radius point bears South 00 degrees 43 minutes 31 seconds West 867.90 feet from the last mentioned point, a distance of 346.38 feet, South 67 degrees 51 minutes 31 seconds West
80.21 feet, North 22 degrees 08 minutes 29 seconds West 61.02 feet, South 88 degrees 12 minutes 27 seconds West 34.28 feet, and South 67 degrees 51 minutes 31 seconds West 17.15 feet to a point in the East line of J.J. Kelly Memorial Drive, 60 feet wide; thence Northwardly along said East line, being also along the West line of aforesaid Lot 1 of "Community Federal Subdivision" North 00 degrees 28 minutes 18 seconds East 146.83 feet and North 00 degrees 41 minutes 41 seconds East 370.44 feet to the point of beginning according to a survey by Volz Engineering & Surveying, Inc. dated November 4, 1992.


FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE, made and entered into as of the 9th day of March , 1994, by and between EDJ LEASING CO., L.P., a Missouri limited partnership ("Landlord") and EDWARD D. JONES & CO., L.P., a Missouri limited partnership ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into a certain Master Lease
Agreement dated March 9, 1993 ("Master Lease"), demising the premises commonly known and numbered as 12555 Manchester Road, Des Peres, Missouri as more particularly described in the Master Lease;

WHEREAS, Landlord and Tenant desire to amend the Master Lease in certain respects as a result of certain financing transactions entered into by Landlord which will benefit Tenant;

NOW, THEREFORE, in consideration of $10.00 and other good and valuable considerations, the parties hereto stipulate and agree as follows:

1. The Master Lease is hereby amended as follows: (i) commencing April 1, 1994, the annual base rent payable to Landlord as set forth in Exhibit B to the Master Lease shall be increased from $1,590,000 to $2,065,000, and (ii) commencing with the rent payment due April 1, 1994, the monthly rent payable to Landlord as set forth in Exhibit B and Section 2 of the Master Lease shall be increased from $132,500 to $172,083.34.

2. To the extent that any of the provisions of this First Amendment conflict with the provisions of the Master Lease, the provisions of this First Amendment shall govern. All other provisions of the Master Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Master Lease as of the day and year first above written.

LANDLORD:                           TENANT:

EDJ LEASING CO., L.P.               EDWARD D. JONES & CO., L.P.

By:  LHC, Inc., general partner     By:  EDJ Holding Company, Inc.,
                                         general partner


By:                                 By:
       Edward Soule, Treasurer             Edward Soule, Treasurer